Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 27, 2018 (except for the effects of the reverse merger and recapitalization, and the name change disclosed in Footnote 1, Paragraph 3 and the disclosure of anti-dilution rights in Footnote 7, as to which the date is August 30, 2018) on the consolidated financial statements of C-Bond Systems, Inc. (formerly C-Bond Systems, LLC) for the years ended December 31, 2017 and 2016, included herein on the registration statement of C-Bond Systems, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

November 30, 2018